Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Vance Sherard
	663 Highway 60, P.O. Box 807		Vice President, Investor Relations
	Monett, MO 65708		(417) 235-6652

		Press Contact:	Mark Folk
Director, Corporate Communications
(704) 890-5323
Jack Henry & Associates to Elevate Greg Adelson to CEO in July 2024
David Foss will become Executive Board Chair

MONETT, Mo., Jan. 22, 2024 – Jack Henry & Associates Inc.® (Nasdaq: JKHY) announced today an executive transition plan in which President and Chief Operating Officer Greg Adelson will become CEO and President on July 1, 2024. Board Chair and CEO David Foss will retire from his current role on June 30, 2024, and become Executive Board Chair.

Adelson joined Jack Henry in 2011 as Group President of iPay Solutions™ and was promoted to General Manager of JHA Payment Solutions™ in 2014. He became Jack Henry’s COO in 2019 and was named President in 2022. He is responsible for all business lines, technology, infrastructure, and sales.

“Greg is a strong, proven leader who has been an essential part of Jack Henry’s growth and success for the past 13 years and has a deep understanding of all aspects of our business,” Foss said. “This transition plan has been carefully considered for some time, and we are fortunate to have someone like Greg ready to step into the CEO role.”

Foss joined the company in 1999 after he arranged the sale of BancTec's financial solutions division to Jack Henry. He became President of Profitstars® (now Complementary Solutions) in 2004 before becoming President of Jack Henry in 2014 and CEO in 2016. Foss has led more than 25 acquisitions over his 25 years at Jack Henry. During his time as CEO, Jack Henry’s revenue and net income each has grown by approximately 50% since 2016 to $2.08 billion and $367 million, respectively, as of end of fiscal year 2023.

“It has been my immense pleasure to serve as CEO of this wonderful company for so many years,” Foss said. “When I came into this role, I had a number of large projects I wanted to address – our much-needed card platform migration, our branding strategy, our future technology strategy, and the planned retirements of almost our entire senior leadership team – all of which have now been completed or are well on their way. I’m confident that Greg and the team we have in place today can take this company to the next level, and I’m looking forward to continuing to work with them in my new role as Executive Board Chair.”

Adelson has led many key initiatives at Jack Henry such as the creation of the PayCenter™ payments hub and the acquisition of Ensenta Corporation, overseen the rollout of innovative solutions, including the ongoing development of a cloud-native technology modernization strategy, and strengthened the company’s operating and service model through the One Jack Henry program. Prior to Jack Henry, he held executive leadership positions as Chief Revenue

Officer of Regulus, Chief Operating Officer of FSV Payments and National Processing Company, and President of ChoicePay.

“I am honored to become the next CEO at Jack Henry and have the opportunity to lead the finest group of talented and dedicated professionals in the industry,” Adelson said. “I am passionate about continuing the strategic journey that we are on today and moving our company forward through innovation and execution. I want to thank Dave for his leadership as well as the guidance he has provided me over the years, and I look forward to partnering with him in his new role as we continue to focus on growing our company and delivering outstanding value to our employees, clients, and shareholders.”

About Jack Henry & Associates, Inc.®
Jack Henry™ (Nasdaq: JKHY) is a well-rounded financial technology company that strengthens connections between financial institutions and the people and businesses they serve. We are an S&P 500 company that prioritizes openness, collaboration, and user centricity – offering banks and credit unions a vibrant ecosystem of internally developed modern capabilities as well as the ability to integrate with leading fintechs. For more than 47 years, Jack Henry has provided technology solutions to enable clients to innovate faster, strategically differentiate, and successfully compete while serving the evolving needs of their accountholders. We empower approximately 7,500 clients with people-inspired innovation, personal service, and insight-driven solutions that help reduce the barriers to financial health. Additional information is available at www.jackhenry.com.

Statements made in this news release that are not historical facts are “forward-looking statements.” Because forward-looking statements relate to the future, they are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, those discussed in the Company’s Securities and Exchange Commission filings, including the Company’s most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.” Any forward-looking statement made in this news release speaks only as of the date of the news release, and the Company expressly disclaims any obligation to publicly update or revise any forward-looking statement, whether because of new information, future events or otherwise.